Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-271774, 333-204071, and 333-195785) of National Bank Holdings Corporation of our report dated April 18, 2025, relating to the consolidated financial statements of Vista Bancshares, Inc. and Subsidiaries as of and for the years ended December 31, 2024 and 2023 appearing in this Current Report on Form 8-K of National Bank Holdings Corporation.

/s/ Whitley Penn LLP

Plano, Texas

January 7, 2026